Exhibit 3.51(a)

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:21 PM 07/03/2007
FILED 06:40 PM 07/03/2007
SRV 070781285 - 4383327 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•                  First: The name of the limited liability company is ClubCorp Management Company for Stone Creek, LLC

•                  Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808. The name of its Registered agent at such address is Corporation Service Company

•                  Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

•                  Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 2nd day of July, 2007.

By:	/s/ Rand Huguely
Authorized Person(s)

Name:	Rand Huguely
Typed or Printed